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                                                                       EXHIBIT 3

THE SECURITY REPRESENTED HEREBY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

Englewood, Colorado                        Initial Principal
August 10, 2000                            Amount:  $21,080,250

                        SECURED NOTE DUE AUGUST 1, 2005

          FOR VALUE RECEIVED, Jerome H. Kern ("Maker") promises to pay to the order of On Command Corporation, a Delaware corporation ("Payee"), or registered assigns, on the Maturity Date (as defined below), the Accreted Amount (as defined below) of this Note, without setoff, counterclaim or deduction of any nature, except as provided herein. As used herein, the term "principal" or "principal amount" shall mean the Accreted Amount of this Note. Interest on the Accreted Amount after it shall have become due and payable shall accrue as provided in Section 1(e). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Stock Purchase and Loan Agreement, dated as of August 4, 2000, between Maker and Payee (the "Stock Purchase Agreement").

     1. Payment Terms.
        -------------

          (a)  Maturity Date. Unless accelerated pursuant to an Event of Default
               -------------
               (as hereinafter defined), the Accreted Amount of this Note shall be paid by the Maker on August 1, 2005 (such date, the "Maturity Date").

          (b)  Prepayment. Maker shall have no right to prepay this Note, except
               ----------
               that, in the event Payee elects to repurchase from Maker any Unvested Shares pursuant to Section 12 of the Stock Purchase Agreement, Payee shall apply the aggregate Repurchase Price payable to the payment of the Accreted Amount. In connection with any such repurchase, Maker consents to the application of the Repurchase Price payable and acknowledges that such payment shall be deemed a prepayment by Maker of its obligations hereunder.

          (c)  Payment.
               -------

               (i) Except as provided in Section 1(b) above and Section 1(c)(ii), all payments on this Note shall be made to the registered holder of this Note (the "Holder") against surrender of this Note in lawful money of the United States of America and immediately available funds. Any payment on this Note which is due on a day which is not a

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                    banking day in Denver, Colorado shall be made on the next
                    succeeding banking day in Denver, Colorado.

               (ii) Notwithstanding the provisions of clause (i) above, upon the maturity of this Note, whether pursuant to acceleration or otherwise, in lieu of the cash payment referred to in clause
                    (c)(i) above, Maker may tender the Pledged Shares (as such term is defined in such Pledge Agreement (as defined below)) in full or partial payment of the Accreted Amount, with such Pledged Shares being valued for such purpose at its Fair Market Value (as defined below) as of the date so tendered. For this purpose, the "Fair Market Value" of any security
                    (x) which is publicly traded shall be the average of the closing prices of such security on the principal exchange upon which it is traded over the 10 days preceding the date of tender (appropriately adjusted in the event of any stock splits, stock dividends or other similar actions occurring during the measurement period) and (y) if such security is not publicly traded, the fair market value thereof as Maker and Payee shall reasonably agree, or if they can not agree, as determined by a nationally-recognized investment banking firm selected by Maker and reasonably acceptable to Payee.

          (d)  Accreted Amount.  The "Accreted Amount" shall be the initial
               ---------------
               principal amount of this Note as set forth on the first page of this Note, together with assumed interest thereon from August 10, 2000 to July 31, 2005 at the Accretion Rate, compounded quarterly on the last day of March, June, September and December of each year, commencing on September 30, 2000; provided, that the
                                                       --------
               Accreted Amount shall be reduced by the amount of any prepayment permitted pursuant to Section 1(b) of this Note. In order to provide for compounding of interest on a quarterly basis, on each date specified for the quarterly compounding of interest, all assumed interest accrued on this Note subsequent to the preceding quarterly compounding date shall automatically be added to the principal amount hereof, and thereafter interest shall accrue on the principal amount hereof as so increased. The "Accretion Rate" shall equal 7% per annum.

          (e)  Payments Upon Default.  In the event that Maker fails to pay in
               ---------------------
               full the Accreted Amount on the Maturity Date or upon any acceleration thereof resulting from the occurrence of any Event of Default, the Accretion Rate shall be increased to 9% per annum following the date such payment in full is due until payment in full (after giving effect to the limited recourse to Maker pursuant to Section 2 hereof).

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2.  Limited Personal Liability of Maker.
    -----------------------------------

     (a) Except as set forth in Section 2(b) hereof, notwithstanding any other provision contained in this Note or any other instrument or agreement evidencing, securing or relating to the indebtedness evidenced by this Note, by its acceptance of this Note, Payee, for itself and on behalf of any subsequent Holders, agrees that no deficiency or other money judgment, order or execution shall be sought, taken or entered in any suit, claim, action or proceeding, whether legal or equitable, relating to or based upon this Note or any other instrument or agreement executed in connection herewith evidencing, securing or relating to the indebtedness evidenced by this Note (collectively, the "Loan Documents") against Maker for the purpose of obtaining or seeking collection, satisfaction or payment of this Note or performance or satisfaction of any obligation or any claim arising hereunder or under the Loan Documents, but that it shall seek such satisfaction and payment and performance only from the Pledged Collateral, and all such rights to suit, action, proceeding or deficiency are hereby waived; provided, that the foregoing shall not
                                        --------
          prevent or limit the Holder's rights to enforce (i) all of its rights and remedies hereunder and under the Pledge Agreement against any Pledged Collateral, which enforcement shall be to the full extent of such Pledged Collateral, (ii) any rights or remedies of the Holder hereof in any action to recover from Maker to the extent set forth in
          Section 2(b) and (iii) any rights or remedies which do not require the payment of money damages.

     (b) Notwithstanding the foregoing provisions of Section 2(a), Maker shall be personally liable under this Note to the extent and in the following manner, but only to the extent and in the following manner:
          Maker's personal liability for amounts due and payable under this Note and any other obligations relating thereto under the Pledge Agreement, whether by reason of the occurrence of the Maturity Date or acceleration of this Note by reason of the occurrence of an Event of Default, shall not exceed 25% of the Accreted Amount together with all other sums owing under this Note. In determining Maker's personal liability hereunder, Payee shall be required to proceed first against the Pledged Collateral and shall apply the net proceeds of the sale or other disposition of the Pledged Collateral (including pursuant to Section 1(c)(ii)) together with any amounts paid to Payee pursuant to the Escrow Agreement (as defined in the Pledge Agreement) first to extinguish all amounts for which Maker may be personally liable hereunder and then to the repayment of all other amounts owed under this Note.

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3.  Security Agreement.
    ------------------

     The payment of this Note is secured by that certain Pledge and Security Agreement of even date herewith between Maker and Payee (the "Pledge Agreement").

4.  Default.
    -------

     (a)  If any of the following (each an "Event of Default") shall occur:

          (i)    Maker fails to pay the Accreted Amount of this Note when due;
                 or

          (ii) Any representation or warranty made by Maker in the Stock Purchase Agreement or the Pledge Agreement shall prove to have been false in any material respect as of the time as of which it was made; or

          (iii) Default shall be made in the due observance or performance of any material covenant or agreement contained in the Stock Purchase Agreement or any covenant in this Note (other than as specified in clause (a)(i)) to be observed or performed by Maker, and such default shall remain unremedied for ten days after written notice thereof shall have been given to Maker by Payee; or

          (iv) Default shall be made with due observance or performance of any covenant or agreement or obligation of Maker under the Pledge Agreement or any event of default shall occur or continue under the Pledge Agreement and, in any such case, such default shall remain unremedied for ten days after written notice thereof shall have been given to Maker by Payee; or

          (v) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself or itself or his or its debts under any Bankruptcy Law or seeking the appointment of a Custodian of any substantial part of his or its property, or shall consent to any such relief or to the appointment of or taking possession by any Custodian in an involuntary case or other proceeding commenced against him or it, or shall make a general assignment for the benefit of creditors, or shall acknowledge in writing his or its inability to pay his or its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (vi) A court of competent jurisdiction shall enter a decree or order providing for relief in respect of Maker in an involuntary case under any Bankruptcy Law or appointing a Custodian of Maker or

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                 for any substantial part of his or its property, or ordering the winding-up or liquidation of his or its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

then and only then Maker shall be in default hereunder, and thereafter, during the continuance of an Event of Default described in clauses (i), (ii), (iii) or
(iv) above, the Holder of this Note may, at its option, exercise any and all rights, powers and remedies provided for under this Note, the Pledge Agreement or any other security instrument securing this Note, or by law, including the right to declare the Accreted Amount at once mature and payable. Upon the occurrence of an Event of Default described in clauses (v) or (vi) above, the Accreted Amount of this Note shall at once be and become due and payable and the Holder may exercise any and all rights, powers and remedies provided for under this Note, the Pledge Agreement or any other security instrument or by law. As used herein, "Bankruptcy Law" means Title 11, United States Code or any similar federal, state or foreign law for the relief of debtors, and "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator, custodian or similar official under any Bankruptcy Law.

          Maker, for himself and his legal representatives, successors and assigns, and any guarantor, surety or endorser, hereby: waives demand, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against any party hereto for the purpose of fixing liability; agrees to the application of any Payee balance to payment hereof; agrees that extensions, renewals and modifications without limit as to number, acceptance of any number of partial payments, and releases of or substitutions of collateral, with or without notice, before or after the maturity of this Note, shall not release or discharge his obligation hereunder; agrees that waiver of any default shall not constitute waiver of any prior or subsequent default; and agrees, subject to Section 2 hereof, to pay in addition to all other sums due hereunder reasonable attorney's fees if this Note is placed in the hands of an attorney for collection or if it is collected through probate, bankruptcy or other judicial proceeding. As used herein, where appropriate, the masculine gender includes the feminine and the neuter and the singular number includes the plural number.

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          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.


                         /s/ Jerome H. Kern
                         ----------------------------------------------------
                         Jerome H. Kern

                         Address:
                         31 Albion Place
                         Castle Rock, Colorado  80104


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